Exhibit 99.1

Century Aluminum Finalizes Mt. Holly Power Contract; Restart Project On Schedule
Provides Updated 2021 Outlook

CHICAGO, March 25, 2021 (GLOBE NEWSWIRE) – Century Aluminum of South Carolina (CASC), a wholly-owned subsidiary of Century Aluminum Company (NASDAQ: CENX), announced today it has finalized, and received all necessary approvals for, its new, three-year power contract with the South Carolina Public Service Authority (also known as Santee Cooper) for the Mt. Holly aluminum smelter. The contract will begin on April 1, 2021 and run through December 2023. As announced in December 2020, the contract provides a minimum 290MW of electric power, allowing the smelter to increase its production by 50 percent (resulting in total production of 75 percent of Mt. Holly’s full capacity once the restart project is completed). Restart work at the Mt. Holly smelter is already underway and is on schedule to be completed in the fourth quarter of 2021 in line with the Company’s previously issued comments.

As a result of this contract, CASC has rescinded its outstanding WARN notice for all employees.

Michael Bless, Century’s President and Chief Executive Officer, said, “We are thrilled to have reached final agreement on this new contract which, most importantly, allows us to immediately lift the WARN notice at Mt. Holly This milestone is welcome news for all of us, especially our Mt. Holly employees, their families and the surrounding community. I want to personally thank our employees and their families for their patience, fortitude and focus during these challenging times, while we worked to get this new contract in place. Simply put, the plant could not have survived without their hard work and perseverance. We have already begun the investment and onsite work necessary to expand our operations, including rebuilding cells and hiring new employees to add to the Mt. Holly team. We all look forward to that day in the near future when additional metal will be rolling out of the newly restarted potline.”

Jesse Gary, Century’s Executive Vice President and Chief Operating Officer, stated, “We would also like to thank our colleagues at Santee Cooper for their commitment to finalizing our agreement. We look forward to building on the momentum and teamwork we’ve established, turning our attention now to creating a pathway to allow us to return the plant to full production. We would also like to recognize state leadership, especially Governor McMaster, Commerce Secretary Hitt and the legislative members of the Santee Cooper Oversight Committee, without whose dedication and support we could not have reached this important milestone.”

Updated 2021 Outlook

Based on the strength of the current market environment, Century is able to provide an update on prospective financial results for 2021.

The Company is able to confirm its commentary regarding the first quarter provided during the call with investors on February 18, 2021. We continue to anticipate that the LME, regional premiums, alumina and power prices will, in aggregate, have a negative impact on adjusted EBITDA of approximately $5 to $10 million as compared to the Q4 result, primarily as a result of the extreme power price spike in February 2021.

Given that a substantial portion of the Company’s revenue is already priced (due to the normal lag in contract pricing), Century is also able to provide considerations regarding prospective Q2 financial performance. Assuming today’s LME, regional premium and alumina prices persist for the remainder of the Q2 pricing period, we expect these items taken together would result in a net increase in adjusted EBITDA of approximately $45 million versus Q1. Based upon current forward price indications, we expect the Company’s Q2 power cost would decrease by approximately $25 million versus the Q1 level. Taken together, we expect these revenue and cost items would result in an increase in Q2 adjusted EBITDA of approximately $70 million versus Q1.

As we also discussed on our call in February, Hawesville experienced several equipment issues in late December that impacted the plant’s production level. The smelter is now stable, and the process of returning to our planned operating level of 80% of capacity will begin in a matter of weeks. We expect the various major maintenance and other projects will result in approximately $10 to $12 million of one-time additional operating costs during the last three quarters of 2021; over half of this amount will be spent during the second quarter (which will negatively impact the expected increase in Q2 adjusted EBITDA referenced above), with declining amounts in each of the third and fourth quarters. In addition, given management’s objective to return Hawesville to our planned operating level of 80% of capacity in a deliberate and conservative manner, Hawesville’s shipments for the last three quarters of the year in total are anticipated to be 20 to 25 thousand metric tons lower than previously forecast; over half this deficiency is expected to be experienced in the second quarter (which will also negatively impact the expected increase in Q2 adjusted EBITDA referenced above), with declining amounts expected in each of the third and fourth quarters. All other volume and cost estimates remain consistent with the information provided during the Company’s call with investors on February 18, 2021.

About Century Aluminum Company
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.
Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure that management uses to evaluate Century's financial performance. This non-GAAP financial measure facilitates comparisons of any period’s results with prior periods on a consistent basis by excluding items that management does not believe are indicative of Century’s ongoing operating performance. Management believes adjusted EBITDA enhances an overall understanding of Century’s performance and our investors’ ability to review Century’s business from the same perspective as management. Management has provided an estimate of future adjusted EBITDA to facilitate an understanding of management’s current expectations regarding future performance. However, it is not possible, without unreasonable efforts, to identify the amount or significance of events or transactions that may be included in future net income (the mostly closely related GAAP financial measure) but which management does not believe to be representative of underlying business performance. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s future anticipated adjusted EBITDA to a comparable estimate of net income. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Century's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, our adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words "believe," "expect," "hope," "target," "anticipate," "intend," "plan," "seek," "estimate," "potential," "project," "scheduled," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Our forward-looking statements include, without limitation, statements with respect to: our expectations with respect to Mt. Holly’s future production levels and financial and operating performance, employee hiring and projected employee levels; our expectations with respect to the restart of curtailed capacity at Mt. Holly including the associated timing and cost estimates; our expectations with respect to the anticipated impact of Hawesville equipment issues on shipment volumes, as well as the anticipated timing and anticipated costs of returning Hawesville to 80% of operating capacity; global and local financial and economic conditions; future aluminum pricing and the costs of our major raw materials; the impact of the continuously evolving COVID-19 pandemic; and the impact that these factors may have on the future financial and operating performance of Century and its subsidiaries, including Mt. Holly.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K, quarterly reports on Form 10-Q and in other filings made with the Securities and Exchange Commission. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that could cause actual results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contact
Peter Trpkovski
(Investors and media)

312-696-3132

Source: Century Aluminum Company